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               ASSET PURCHASE AND TRADEMARK ASSIGNMENT AGREEMENT


         ASSET PURCHASE AND TRADEMARK ASSIGNMENT AGREEMENT entered between KOFFOLK, Inc., a Delaware corporation ("Purchaser"), having an address at One Parker Plaza, Fort Lee, New Jersey 07024, U.S. and MERCK & CO., INC., a New Jersey corporation ("Seller"), having an address at One Merck Drive, Whitehouse Station, New Jersey 08889 and having an Effective Date of August 5, 1996.

                            ARTICLE 1 -- DEFINITIONS


         The following terms as used in this Agreement shall have the meanings set forth below:

          SECTION 1.1 "Acquired Assets" means the United States ("U.S.") trademark NICARB(R), as set forth in Schedule A, and United States Food and Drug Administration New Animal Drug Application for the Products, as set forth in Schedule B, but specifically excluding all Excluded Assets.

          SECTION 1.2 "Affiliate" means with respect to a party to this Agreement (i) any corporation or business entity fifty (50%) percent or more of the voting stock of which is owned directly or indirectly by a party; or (ii) any corporation or business entity which directly or indirectly owns fifty (50%) percent or more of the voting stock of a party; or (iii) any corporation or business entity under the direct or indirect control of a corporation or business entity as described in clause (i) or (ii).

          SECTION 1.3 "Agreement" or "this Agreement" means this Asset Purchase and Trademark Assignment Agreement, including all Schedules hereto.

          SECTION 1.4 "Assumed Liabilities" means the liabilities to be assumed by Purchaser pursuant hereto, namely all claims and complaints (including, without limitation, all damages, losses, expenses and liabilities), relating to any or all of the Acquired Assets, following the Effective Date including, without limitation, (i) all liabilities arising out of the sale, purchase, consumption or use of the Products following the Effective Date and (ii) all liabilities arising out of any generation, treatment, storage, transportation, disposal or release, of any hazardous material, substance, waste, or any toxic or other material regulated by any federal, state, or local environmental statute, rule or regulation following the Effective Date.

          SECTION 1.5 "Excluded Assets" means all assets of Seller other than the Acquired Assets, including without limitation, the animal drug Applications for nicarbazin and trademark NICARB(R) as registered by Seller outside of the U.S., and any other trademark, tradename, New Drug and/or New Animal Drug Application, product registration, intellectual property, information, know-how and other assets of Seller.

          SECTION 1.6 "Excluded Liabilities" means the liabilities retained by Seller pursuant hereto, namely all claims and complaints (including, without limitation, all damages, losses, expenses and liabilities), relating to any or all of the Acquired Assets, prior to the


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Effective Date including, without limitation, (i) all liabilities arising out of the sale, purchase, consumption or use of the Products prior to the Effective Date and (ii) all liabilities arising out of any generation, treatment, storage, transportation, disposal or release, of any hazardous material, substance, waste or any toxic or other material regulated by any federal, state or local environmental statute, rule or regulation prior to the Effective Date.

          SECTION 1.7 "Execution Date" means the date as provided in Section
3.1.

          SECTION 1.8 "Liens and Encumbrances" means, with respect to the Acquired Assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          SECTION 1.9 "New Animal Drug Applications" and "NADAs" mean the applications for the Product prepared in conformance with applicable U.S. Food and Drug Administration ("FDA") regulations for filing with the FDA for marketing authorization of the Products within the United States, as described in Schedule B.

          SECTION 1.10 "Person" means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          SECTION 1.11 "Product" or "Products" means the nicarbazin based products for treatment of coccidiosis in poultry marketed by Seller in the U.S. under the trademark NICARB(R).

          SECTION 1.12 "Trademark" or "Trademarks" means the trademark and trademark registrations for the Products as set forth in Schedule A.

                        ARTICLE II -- PURCHASE AND SALE

          SECTION 2.1 Purchase and Sale. On the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign and transfer to Purchaser, and Purchaser agrees to purchase, on the Effective Date, the Acquired Assets, subject only to Seller's retained right to use any information within the Acquired Assets to the extent it relates to the Excluded Assets or to any products hereinafter developed by Seller. The Purchaser shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Acquired Assets and such rights as may be set forth herein, and Seller shall retain all other assets, including, with ut limitation, the Excluded Assets.

          SECTION 2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume the Assumed Liabilities. The parties understand and agree that Purchaser does not and should not assume or become liable for any liabilities, obligations, commitments or debts, contingent or otherwise, of Seller, including


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without limitation, any claims arising from the sale, purchase, consumption, or use of Products sold by Seller prior to the Execution Date. However, nothing in this Section 2.2 shall restrict, reduce or in any way affect the obligations of Purchaser pursuant to Section 8.3 of this Agreement.


          SECTION 2.3 Purchase Price.

                      (a) Purchaser shall pay to Seller, in consideration for the Acquired Assets $4,000,000 (including interest imputed at eight and one-half percent (8.5%) per annum and $100,000 for technical and support services provided by Seller to Purchaser in connection with transfer of the NADAs according to the following payment schedule:

        1996           1997           1998           1999           2000
        ----           ----           ----           ----           ----

       $300,000       $700,000       $1,000,000     $1,000,000     $1,000,000

                      (b) The 1996 Payment of $300,000 will be tendered by Purchaser to Seller by August 2,1996, by Federal wire of funds to Chase Manhattan Bank, ABA #021000021, Merck & Co., Inc. A/C #910-1-100733; Reference:
Sale of Nicarbazin NADA and Assignment of Trademark NICARB(R) to Koffolk by Agreement dated August 5,1996. All remaining Payments as provided in subsection
(a) above shall be paid by Purchaser to Seller on or before March 31 of the applicable year by federal wire funds according to the wire transfer fund instructions above.

          SECTION 2.4 Personal Guaranty. On the Execution Date, Purchaser will deliver to Seller a Letter and Personal Guaranty, in the form attached hereto as Schedule C from its owner, guaranteeing all of Purchaser's payments required under this Agreement.

          SECTION 2.5 Interest on Late Payments/Acceleration of Payments. In the event that any payment by Purchaser under this Agreement is made thirty
(30) or more days later than when due, Purchaser shall pay interest to Seller, on all such payments, in the amount of the prime rate reported in the Wall Street Journal on the payment due date, plus one percentage point, such interest to be accrued on a daily basis. Purchaser shall indemnify Seller for all costs and expenses (including but not limited to attorney's fees) incurred in attempt(s) to collect any payments due under this Agreement. In the event Purchaser fails to make any payment required under this Agreement within sixty
(60) days of the date when due, Seller shall provide notice to Purchaser of its default in payment, and shall permit Purchaser an additional sixty (60) days from the date of such notice within which to make all payments then due to Seller, together with any interest owed. If Purchaser fails within that period to make the requisite payment(s), Seller shall be entitled to accelerate and receive immediate payment by Purchaser of all Base Payments and all minimum Royalties on Sales required under this Agreement during the term of this Agreement, whether or not such payments are yet due.

          SECTION 2.6 Breach; Notice. Except as provided in Section 2.5, in the event that either party breaches its obligations under this Agreement, the non-breaching party shall provide notice of the breach to the breaching party and shall permit the breaching party sixty (60)


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days in which to cure the breach.

                            ARTICLE III -- EXECUTION

          SECTION 3.1 The Execution.

                      (a) The Execution cf this Agreement shall take place on July 17, 1996 ("Execution Date"). Purchaser and Seller shall on that date sign two (2) originals, one (1) fully executed original to be provided to each party.

                      (b) On the Execution Date, Seller shall provide to Purchaser an appropriately executed and authenticated Trademark Assignment to the Purchaser, in the form of Schedule D hereto. Purchaser shall hold the Trademark Assignment in escrow for filing with the U.S. Patents and Trademarks Office on or after August 5,1996.

                      (c) Purchaser shall pay to Seller the 1996 Payment of $300,000.00 by wire transfer in federal funds available to Seller on August 2, 1996, payable to such entities as designated in Section 2.3(b).

                      (d) Seller shall pay or cause to be paid any and all transfer, stamp, sales or other similar taxes or duties payable in connection with the sale or transfer of the Acquired Assets to Purchaser.

                      (e) Purchaser shall pay or cause to be paid any and all costs and expenses relating to the transfer and assignment to Purchaser of the Trademarks, including, without limitation, all costs and taxes with respect to recordation of transfer. Recordation of transfer and assignment of the Trademarks shall be the responsibility of Purchaser.

                      (f) At any time or from time to time after the closing, Seller shall, at the request of Purchaser and Purchaser's expense, execute and deliver any further instruments or documents and take such further action as Buyer may reasonably request in order to accomplish consummation of the transactions contemplated hereby.

             ARTICLE IV -- SELLER'S REPRESENTATIONS AND WARRANTIES

          Seller represents and warrants that:

          SECTION 4.1 Corporate Existence and Authorization; Contravention.

                      (a) Seller is a corpolation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                      (b) The execution, delivery and performance by Seller of this Agreement is within Seller's corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of the certificate of incorporation or by-laws of Seller or any provision of applicable law or regulation or of any judgment, injunction, order or decree binding upon Seller or to which any Acquired


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Asset is subject, or any indenture, bank loan, credit, or other agreement binding upon Seller or to which the Acquired Assets are subject. This Agreement is a legal, valid and binding agreement of Seller enforceable in accordance w th its terms.

                      (c) Except for the requirement that both Purchaser and Seller provide written notice, in the form attached hereto as Schedule E, of the transfer of title to the NADA from Seller to Purchaser, the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, require no action by or in respect of, or filing with, any gvernmental body, agency or official or any other consent of any person, firm or other entity.

          SECTION 4.2 Title to Acquired Assets.

                      (a) Seller has good title to all of the Acquired Assets, free and clear of all Liens and Encumbrances.

                      (b) (i) To the best of Seller's knowledge, no product, formula, formulation, Trademark, process, method, substance, or other material (an "Item") which is part of the Acquired Assets infringes any rights owned or held by any other person other than Seller, and (ii) to the best of Seller's knowledge no Item currently being manufactured, distributed, sold or used by any person infringes any rights of Seller to the Acquired Assets.

          SECTION 4.3 Litigation.

                      (a) There are no private or governmental proceedings, claims, actions, or investigations in the United States of America against Seller relating to the Products pending or, to the knowledge of Seller, threatened, which are likely (either individually or in the aggregate) to result in an adverse decision imposing a judgment, fine or penalty.

                      (b) There are no judgments, decrees or orders of any court or other governmental body in the United States of America binding upon Seller relating to the Products.

          SECTION 4.4 Compliance with Laws. (i) Seller is in compliance in all material respects with all applicable U.S. federal, state or local laws, regulations or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal in the United States of America relating to the Products (including, without limitation, the U.S. Food, Drug & Cosmetic Act, as amended, the regulations thereunder, and the transfer of the Acquired Assets pursuant to this Agreement is in compliance therewith), and (ii) Seller is not now charged with, and to the best of the knowledge of Seller is not now under investigation with respect to, any violation of any applicable law, regulation, order or requirements in the United States of America which relate to the Products. Seller has filed all reports relating to the Products required to be filed with any governmental, regulatory or administrative agency or authority in the United States of America if failure to file such report would result in a fine or a penalty.

          SECTION 4.5 Sufficiency of Transfer. The Acquired Assets and the rights

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transferred under this Agreement include all assets used or held by Seller for use primarily in connection with the Products as of the date hereof, except for the Excluded Assets. Upon consummation of the transactions contemplated hereby, Purchaser will have acquired good title in and to the Acquired Asset in each case free and clear of all Liens and Encumbrances.

          SECTION 4.6 Transfer Document. The assignments and transfer documents to be delivered to Purchaser pursuant to Section 3.1 will be in appropriate form and sufficient to convey, transfer and assign to Purchaser good title to the Acquired Assets.

          SECTION 4.7 NADA Review. Seller has provided Purchaser with the opportunity to review the true, accurate and complete NADAs for the Products, which include information concerning any side effects, injury, toxicity or sensitivity reaction, or any unexpected incidents, whether or not serious or unexpected, relating to the Products ("Adverse Experiences"), which Seller has reported to the FDA during the three (3) years immediately preceding the Execution Date. Any additional information regarding Adverse Experiences received by Seller before the Effective Date but not yet reported to the FDA, will be provided to Purchaser within fourteen (14) days after Effective Date. For purposes of this Section 4.7, "serious" is deemed to have the meaning set forth in Section 6.4 of this Agreement. Additionally, Seller has allowed Purchaser to meet with officials of the Food and Drug Administration, Centers for Veterinary Medicine to review the approval status of the NADAs for the Products.

          SECTION 4.8 Disclosure. No representation or warranty by Seller in this Agreement contains any untrue statement of material facts.

            ARTICLE V -- PURCHASER'S REPRESENTATIONS AND WARRANTIES

          Purchaser represents and warrants that:

          SECTION 5.1 Corporate Existence and Authorization; Contravention. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performaiice by Purchaser of this Agreement are within Purchaser's power, have been duly authorized by all necessary action and do not contravene or constitute a default under the constitutive documents of Purchaser or of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser. This Agreement is a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms. To the best of Purchaser's knowledge, except for the requirement that both Purchaser arid Seller provide written notice, in the form attached hereto as Schedule E, of the transfer of title to the NADA from Seller to Purchaser, the execution, delivery and performance by Purchaser of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official, or any other consent.

          SECTION 5.2 Solvency. Purchaser is financially sound and fully solvent and has no reason to anticipate any inability to perform, or material difficulty performing, any of its obligations set forth in this Agreement.

          SECTION 5.3 Disclosure. No representation or warranty by Purchaser in this Agreement contains any untrue statement of material fact.


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                        ARTICLE VI -- SELLER'S COVENANTS

          Seller agrees that:

          SECTION 6.1 Filings. Seller will use its reasonable efforts in good faith to file or cause to be filed with the FDA, by the Effective Date, the notice (substantially in the form of Schedule E attached hereto), required to be filed by it in connection with its sale of the NADA and to make promptly any further filings pursuant thereto as may be necessary to consummate the transactions contemplated hereby.

          SECTION 6.2 No Encumbrances. Any Liens and Encumbrances with respect to any of the Acquired Assets represented, created or secured by a mortgage, deed of trust, security agreement or similar instrument shall be satisfied of record on or prior to the Execution Date by Seller.

          SECTION 6.3 Confidentiality. For a period often (10) years following the Execution Date, Seller will, and will cause each of its Affiliates and employees to, preserve the confidentiality of all confidential, proprietary and trade secret information used or held for use primarily in connection with the Acquired Assets, provided that (i) Seller may use and disclose any such information which has been publicly disclosed (other than by Seller or any Affiliate thereof in breach of its obligations under this Section) or as otherwise permitted under this Agreement; or to the extent such information related to Excluded Assets, provided that, if such information relates to both Acquired Assets and Excluded Assets, Seller will maintain its confidentiality only to the extent that maintenance of its confidentiality does not unreasonably interfere with Seller's ability to use, market or sell any or all of the Excluded Assets; and (ii) to the extent that Seller or any Affiliate thereof may become legally compelled to disclose any of such information. Seller or such Affiliate may (to the extent so compelled) disclose such information if they shall have first used reasonable efforts in good faith, and shall have afforded Purchaser the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

          SECTION 6.4 Adverse Reaction Reporting. Seller shall notify Purchaser of any information concerning any side effect, injury, toxicity, sensitivity reaction, or any incidents, whether or not serious or unexpected, relating to the Products, of which Seller receives notice on or after the Execution Date, including providing copies of all such adverse experience reports within two
(2) weeks of Seller's receipt of such reports. For purposes of this Section 6.4 and for purposes of Section 7.7, "serious" means an experience which is (1) one resulting in severe disability or death of one or more animals, (2) one that is life threatening to man, or (3) one involving a large number of animals; and "unexpected" means a condition or development not listed in the then-current FDA-approved labeling for the Product, and includes those experiences that show a significant increase in incidence or severity over what appears on the labeling of the Product or in NADA trials or that are a failure of the Product to achieve claimed activity.

                      ARTICLE VII -- PURCHASER'S COVENANTS

          Purchaser agrees that:



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          SECTION 7.1 Confidentiality. For a period of ten (10) years following the Execution Date, Purchaser will, and will cause each of its Affiliates and employees to, preserve the confidentiality of all confidential, proprietary and trade secret information and material included within the Acquired Assets, or disclosed hereunder, which relates to any Excluded Assets, provided that (i) Purchaser may use and disclose any such information which has been publicly disclosed (other than by Purchaser or an" Affiliate thereof in breach of its obligations under this Section) or as otherwise permitted under this Agreement; or to the extent such information relates to the Acquired Assets, provided that, if such information relates to both Acquired Assets and Excluded Assets, Purchaser will maintain its confidentiality only to the extent that maintenance of its confidentiality does not unreasonably interfere with Purchaser's ability to use, market, or sell units of the Products in the ordinary course of business; and (ii) to the extent that Purchaser or any Affiliate thereof may become legally compelled to disclose any of such information, Purchaser or such Affiliate may (to the extent so compelled) disclose such information if they shall have first used reasonable efforts in good faith, and shall have afforded Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

          SECTION 7.2 FDA Filings. Purchaser will use its reasonable efforts in good faith to file or cause to be filed with the FDA, by August 5,1996, the notice, documents and/or other materials required to be filed by it in connection with its purchase of the Acquired Assets and to make promptly any further filings and take any actions required of it as may be necessary to consummate the transactions contemplated hereby.

          SECTION 7.3 Post-Closing; Use of Names. Beginning on the Effective Date Purchaser will mark clearly all units of the Products manufactured to indicate Purchaser's ownership of the Products and will not use the words, names or combined letters "Merck", "Merck & Co., Inc.", "Merck AgVet", "MSD AGVTR", "MMD", "Merck Sharp & Dohme", or any variation thereof or other word, name or letter combination substantially similar thereto, or any other trade name or trademark of Seller in connection with the Products, or as part of the name of the Purchaser or any Affiliate, after the Execution Date, except to the extent necessary to comply with its obligations pursuant to the Toll Manufacturing Agreement relating to the Products entered into between Purchaser and Seller effective August 5,1996.

          SECTION 7.4 Cooperation in Litigation. From and after the Effective Date, Purchaser agrees that in the defense of any litigation, hearing, regulatory proceeding or investigation or other similar matter relating to tho Acquired Assets, Purchaser will make available to Seller during normal business hours, but without unreasonably disrupting its business, all personnel and records as to the Acquired Assets held by Purchaser and reasonably necessary to permit the effective defense or investigation of such matters.

          SECTION 7.5 Adverse Reaction Reporting. Effective on the Effective Date, Purchaser shall be responsible for reporting adverse experiences with respect to the Products in conformance with all applicable laws, rules and regulations and shall send to Seller, throughout the term of this Agreement, copies of all such adverse experience reports, with all serious and


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unexpected adverse experiences (and government forms) sent within two (2) weeks of Purchaser's receipt, and all non-serious adverse experiences (and government forms) sent to Seller on a quarterly basis addressed to Seller.

          SECTION 7.6 Resale; Abandonment. Purchaser agrees not to resell or abandon the NADA for the Products, or effect any substantial change in ownership or control of Purchaser, on or before payments required under Section
2.3 are made. If Purchaser resells or abandons such NADA, or effects such a substantial change of ownership or control after payment in full of the payments required under Section 2.3, Purchaser agrees to provide advance written notice of same to Seller. Notwithstanding the foregoing, Purchaser shall be entitled to transfer the Acquired Assets or any interest in Purchaser to an Affiliate of Purchaser without violating the provisions of this section, provided that no such transfer shall operate to release Purchaser from any of its obligations hereunder. In the event of Purchaser's breach of this Section 7.8, in addition to all other remedies available to Seller in law or equity, Seller is entitled to accelerate and receive immediate payment by Purchaser of all payments required under this Agreement during the term of this Agreement, whether or not such payments are yet due.

          SECTION 7.7 Territorial Limitation; Other Products. Purchaser agrees to sell units of the Products only within the United States. Except for submissions to be made by Purchaser in connection with CODEX/JECFA, Purchaser further agrees that it will use the information and data contained within the NADA(s) for the Product solely for maintaining the registration(s) for Product in the United States arid will make no use whatsoever of the information and data contained in the NADA(s) outside of the United States.

          SECTION 7.8 Authorization for Manufacture of the Products. Purchaser agrees that Seller shall continue to toll manufacture the Products after the Effective Date pursuant to the terms of the Toll Manufacturing Agreement entered between the parties effective August 5, 1996.

          SECTION 7.9 Change in Corporate Status/Ownership or Control of Purchaser. Except as provided for in Section 7.6, in the event of any substantial change in the status, ownership or control of Purchaser, Seller is entitled to accelerate and receive immediate payment by Purchaser of all payments required under this Agreement during the term of this Agreement, regardless of whether or not such payments are yet due.

                   ARTICLE VIII -- SURVIVAL; INDEMNIFICATION

          SECTION 8.1 Survival: Remedy for Breach. All representations, warranties and indemnities of the parties contained herein shall survive the Execution Date forever. The covenants and agreements of Seller and Purchaser hereunder that require by their terms performance or compliance on and after the Execution Date shall continue in force thereafter in accordance with their terms.



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          SECTION 8.2 Indemnification by Seller. Seller shall indemnify
Purchaser against and defend Purchaser against any and all damage, loss, liability and expense (including, without limitation, reasonable expense s of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Purchaser and/or its Affiliate(s) and penalties and the cost of remedial action under applicable laws and regulations) incurred or suffered by Purchaser arising out of (i) any misrepresentation or breach of covenant, agreement, representation or warranty of Seller contained in this Agreement or (ii) any Excluded Liability, provided, however, that Purchaser shall not be entitled to any indemnification under this
Section 8.2, except for claims under sections 4.2 and 4.5, unless and until the amount of claims for which Purchaser is entitled to be indemnified exceeds in the aggregate $100,000 (the "Deductible"), in which event Purchaser is entitled to receive with respect to such claims the entire amount of the Deductible.

          SECTION 8.3 Indemnification by Purchaser.

                      (a) Purchaser shall indemnify Seller against and agrees to hold Seller harmless from any and all damage, loss, liability and expense (including without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Seller and/or its Affiliate(s)) and suffered by Seller and/or its Affiliate(s) arising out of (i) any misrepresentation or breach of covenant, agreement, representation or warranty of Purchaser contained in this Agreement, or (ii) any Assumed Liability.

                      (b) If Seller or any Affiliate thereof has retained any liability which would otherwise be an Assumed Liability as a result of the failure to obtain the consent of a third party to transfer such liability to Purchaser, Purchaser shall indemnify Seller against and agrees to hold Seller harmless from any such liability incurred with respect to any period beginning on or after the Execution Date, provided that Seller notifies Purchaser of the existence of such failure to obtain consent in a notice expressly referring to this Section 8.3 (b).

          SECTION 8.4 Indemnification; Notice and Settlements. A party seeking indemnification pursuant to Section 8.2 or 8.3 (an "indemnified party") shall give prompt notice to the party from whom such indemnification is sought (the "indemnifying party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense, with counsel reasonably satisfactory to the indemnified party, or any such suit, action or proceeding at its own expense. An indemnifying party shall not be liable under Section 8.2 or 8.3 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

                          ARTICLE IX -- MISCELLANEOUS

          SECTION 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given:



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                            if to Seller to:

                            Merck & Co., Inc.
                            P.O. Box 2000
                            Rahway, New Jersey 0706 3
                            Attention:
                                        President
                                        Merck AgVet Division

                            if to Purchaser to:

                            Koffolk, Inc.
                            One Parker Plaza
                            Fort Lee, New Jersey 07024
                                         Attention: President

or such other address as such party may hereafter specify by written notice to the other party. Each such notice, request or other communication shall be effective when received at the address specified in this Section 9.1

          SECTION 9.2 Expenses. All legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall (except as otherwise provided herein) be paid by the party incurring such expenses.

          SECTION 9.3 Bulk Sales Statutes. Purchaser hereby waives compliance by Seller with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

          SECTION 9.4 Limitation on Sellers Representations and Warranties. PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE ACQUIRED ASSETS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE ACQUIRED ASSETS OR AS TO ANY OTHER MATTER.

          SECTION 9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by either party without the written consent of the other party hereto.

          SECTION 9.6 Entire Agreement; Amendment. This Agreement, including, without limitation, the Schedules hereto, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements with respect thereto. This Agreement may be amended, and any provisions hereof waived, but only in writing signed by both parties.

          SECTION 9.7 Captions; Construction. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless otherwise specified, the words "herein", "hereof" and terms of like import shall be deemed to refer to the Agreement as a whole and not merely to a single part thereof.

          SECTION 9.8 Public Announcement. No press release, public announcement, confirmation or other information regarding this Agreement or related matters shall be made by either party without the prior written consent of the other party (other than as necessary to perform the provisions of this Agreement or to its employees or as may be required by law or by any applicable rules of any stock exchange; provided that disclosure to employees shall not result in a requirement of public disclosure under such applicable law or rules).

          SECTION 9.9 Returned Products. For purposes of this Section 9.9, "Returned Products" means any Products sold by Seller before the Execution Date and returned to Purchaser. Purchaser shall notify Seller of receipt of any Returned Products and shall immediately remit all such Returned Products to Seller at: Merck & Co., Inc., Branch Operations, 4545 Oleatha Ave. St. Louis, Missouri 63115, at the sole expense of Seller. All credits and/or reimbursements that may be due customers for Returned Products shall be the sole responsibility of Seller.

          SECTION 9.10 Governing Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance with the substantive laws of the State of New York, United States of America without reference to any rules of conflict or laws or renvoi. In the event of any controversy or claim arising out of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each party irrevocably submits to the exclusive jurisdiction of the courts of the Supreme Court of the State of New York and the U.S. District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue in the courts of New York as stated above and that any such action was brought in an inconvenient forum. Notwithstanding the foregoing, in the event of a threatened disclosure in violation of this Agreement, MERCK shall have the right to seek injunctive relief from any competent court in the jurisdiction where the disclosure is threatened to prevent such disclosure pending resolution of the merits of the dispute.

          SECTION 9.11 Cooperation. Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

          SECTION 9.11 Waiver. No waiver by any party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

          SECTION 9.13 Severance. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.


          IN WITNESS WHEREOF, this Agreement has been signed by authorized representatives on behalf of each of the parties hereto as of the day and year first above written.




MERCK & CO., INC.                                KOFFOLK, INC.


By: /s/ John M. Preston                          By:  /s/ Jack C. Bendheim
    -----------------------------                    --------------------------
        Dr. John M. Preston                                Jack C. Bendheim
        President                                          President
        Merck AgVet Division

                       SCHEDULE A

                      TRADEMARKS
                      ----------
TRADEMARK             REG. NO./LOCATION             REG. DATE

NICARB(R)          631617/United States             July 31, 1956
                                                    July 31, 1976 (renewed)

                  SCHEDULE B

       U.S. NEW ANIMAL DRUG APPLICATION
                                                    NADA #
                                                    ------
NICARB(R)                                           9-476 (Approved)

Nicarbazin-Bacitracin-Methylene-Disalicylate        98-378 (codified 1995)

Nicarbazin-Bacitracin-Methylene-Disalicylate
        Roxarsone                                   100-853 (not codified)

Nicarbazin-Roxarsone-Lincomycin
        Medicated Feed                              107-997 (Approved 7/13/79)

Nicarbazin-Roxarsone                                 108-115 (Approved 7/13/79)

Nicarbazin-Lincomycin                               108-116 (Approved 7/13/79)

                                   SCHEDULE C


Personal Guaranty

Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

Gentlemen:

I understand that Koffolk, Inc., a wholly-owned subsidiary of Phillips Brothers, is indebted to you by virtue of an Asset Purchase and Trademark Transfer Agreement ("Agreement") entered into between Merck & Co., Inc. and Koffolk and effective as of August 5, 1996. I further understand that it is your desire to obtain a personal guarantee of the payments under this Agreement by me. I also understand that as consideration for your executing this Agreement, this personal guarantee of payment by me is required by you.

Therefore, I have determined that it is in my best interests as the owner of Koffolk, Inc. to personally guarantee payment of the payment obligations of Koffolk, Inc. to you under this Agreement.

I agree as follows:

1. I guarantee to you the payment by me of all payments required of Koffolk, Inc., its successors and/or assigns under this Agreement, as and when due, whether by maturity or acceleration. This guaranty shall be unconditional, continuing and absolute.

2. I waive notice of acceptance of this guaranty by you. My liability shall not be affected by any extension, modification or renewal of any payment obligation or indebtedness incurred by Koffolk, Inc., nor by any default in payment by Koffolk, Inc. You may without prejudice to any claim against me, at any time or from time to time, in your discretion and without notice to me extend or change the time of payment or the manner, place or terms of payment of any obligation hereby guaranteed. I hereby waive notice of default or of non-payment and waive any action required, upon notice or without notice, by any statute, against me. You will not be required to proceed first against Koffolk, Inc., or another person, firm or corporation before resorting to me as guarantor for payment.

3. This guaranty will continue until all payment obligations of Koffolk, Inc., its successors and/or assigns under the Agreement have been paid in full.

4. I agree to pay all costs and expenses, including reasonable attorneys fees, incurred by you in enforcing this obligation.

5. Any collateral or assets held, owned or available by or to me for all of or any part of the payments due Merck by Koffolk, Inc. may be sold, exchanged, surrendered, compromised or released to satisfy all or my part of the payments due.

6. I warrant that this guaranty is not contrary to any statute or regulation of any authority in any state or country in which the undersigned does business, owns property or maintains bank and investment accounts. I further represent that this guaranty is not in conflict with any contractual obligation or restriction the undersigned may have with any other creditors.



                                            By:     ____________________
                                                   Jack C. Bendheim


State of __________________
                            ss.
County of ________________


Subscribed and sworn to before
me this ____ day of _______ 1996


__________________________________
Notary Public

                                   SCHEDULE D

                           U.S. TRADEMARK ASSIGNMENT


          WHEREAS, MERCK & CO., INC., a New Jersey corporation, having its principal offices at One Merck Drive, Whitehouse Station, New Jersey 08889-0100, has adopted, used, is using and is the owner of the following trademarks now registered in the United States Patent and Trademark Office:

TRADEMARK           REGISTRATION NO.               DATE OF REGISTRATION
---------           ----------------               --------------------
NICARB(R)               631617                         July 31, 1956
                                                       July 31, 1976 (renewed)


          WHEREAS, Koffolk, Inc., a Delaware corporation having its principal offices at One Parker Plaza, Fort Lee, New Jersey 07024, U.S.A., is desirous of acquiring said registered trademarks,

          NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, MERCK & CO., INC., as of August 5,1996 hereby assigns to Koffolk, Inc. all right, title and interest in the United States in and to said trademarks together with the goodwill of the business symbolized by said trademarks and registrations thereof.

Signed this 17th day of July, 1996


                                           MERCK & CO., INC.


                                           By: ___________________________
                                                    Dr. John M. Preston
                                                    President
                                                    Merck AgVet Division
State of
                             ss.
County of


Subscribed and sworn to before me this day of 1996.


______________________________
Notary Public

                                   SCHEDULE E





Food and Drug Administration
5600 Fishers Lane
Rockville, MD 20857

Dear _____________


Pursuant to 21 CFR 514.106, we are notifying you that as of August 5,1996, Merck Research Laboratories is transferring ownership and all rights and responsibilities for NADA # 9-476, 98- 378, 100-853, 107-997, 108-115 and
108-116 to Koffolk, Inc.

Please direct questions or need for additional information concerning the transfer of these NADAs to Ms. Rosalind Dunn, Associate Director, Regulatory Affairs, Coordination and Planning, Merck & Co., Inc. (Phone (908)594-4624/Fax
(908)594-4395).

Beginning today, August 5,1996, all communication to the sponsor should be addressed to:


                                            Koffolk, Inc.
                                            One Parker Plaza
                                            Fort Lee, New Jersey 07024
                                            Attn: Jack C. Bendheim
                                                  President


                                            Sincerely yours,


                                            Rosalind S. Dunn
                                            Associate Director
                                            Regulatory Affairs
                                            Coordination & Planning



Certified No.



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